UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2020 (June 26, 2020)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6655 Peachtree Dunwoody Rd.

Atlanta, GA 30328

(Address of principal executive offices including zip code)

(770) 418 - 7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, $1 par value per share	NWL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Bonus Program

As set forth in the Compensation Discussion and Analysis in the proxy statement for the 2020 annual meeting of stockholders of Newell Brands Inc. (the “Company”), the executive compensation objectives of the Company are to motivate executives to meet or exceed performance goals, reward individual performance and contributions, link the financial interests of executives and stockholders and attract and retain the best executive talent. Consistent with these objectives, the Organizational Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors considered the impact of the COVID-19 pandemic on the Company’s operations and, and on June 26, 2020, determined that it was in the best interests of the Company and stockholders to revise the performance criteria for 2020 bonus awards under the Newell Brands Inc. Management Bonus Plan (the “Bonus Plan”), including the performance goals applicable to the Company’s named executive officers. The Committee looked at numerous factors in considering whether to revise the performance criteria for the 2020 bonus awards and determined that these revisions were necessary to support the retention of talent, to provide a continuing incentive for performance and to offer a reasonable payout opportunity for the efforts of executives considering the heavy impact of the COVID-19 crisis on the current year.

For each named executive officer, 2020 bonus awards will continue to be tied to corporate performance goals for adjusted operating cashflow, core sales growth and adjusted earnings per share (the “Corporate Metrics”). However, performance goals for the Corporate Metrics will now be split between first quarter and second quarter (“First Half”) 2020 performance and third and fourth quarter (“Second Half”) 2020 performance, with First Half targets evaluated as performance against original budgets and Second Half targets evaluated based on performance against the Company’s more recent internal forecasts (after the onset of the COVID-19 pandemic). In addition, to emphasize the importance of continuing to execute on the Company’s strategic operational objectives, the Committee added additional full-year performance goals at the corporate and business unit level for the reduction of stock keeping units (“SKUs”) and the achievement of annual cost of goods sold and indirect procurement savings goals under its “FUEL” initiative, a Company-wide program focused on margin enhancement. Participants in any business unit whose actual performance would have resulted in an aggregate payout above 100% under its original 2020 bonus targets for business unit operating income, core sales growth and adjusted operating cash flow will be entitled to an increase in the payout for the Corporate Metrics based on the business unit’s performance relative to the original business unit targets, subject to the limitations on total payout described below.

Under the Bonus Plan generally, a payout between 0% and 200% would be determined by the Committee based on achievement of specified performance criteria for each applicable 2020 bonus award. However, in connection with the above referenced revision of performance criteria for the 2020 bonus awards, the Committee reduced the maximum payout percentage from 200% to 125% of any named executive officer’s 2020 target bonus award. In addition, the Committee specified that no payment of a 2020 bonus award to any named executive officer shall exceed 100% of the individual’s 2020 target bonus award if he or she would have earned less than a 100% payout under the applicable original performance goals previously adopted for 2020 bonus awards.

The named executive officers participate in the 2020 Bonus Plan with a target payout equal to the percentage of their respective base salary as set forth below. No revisions have been made to these percentages since their original adoption in February 2020. In order to receive their bonuses, participants are generally required to continue to be employed by the Company through the date of payment of the bonus. As discussed above, the actual bonus award to be paid to a named executive officer under the Bonus Plan for 2020 awards will now range from 0% to 125% of the target payout indicated below, based on the extent to which applicable performance criteria are met.

Name:	Target Payout as % of Base Salary

Ravichandra K. Saligram	150%

Christopher H. Peterson	120%

Bradford R. Turner	100%

Laurel M. Hurd	75%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL BRANDS INC.

Dated: July 2, 2020	By:	/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary